Exhibit 99.1

1 The Option Exchange Program An Overview of the Program and Important Considerations July 2-30, 2010

Option Exchange Program What is the Option Exchange Program? “X” Number of Eligible Options For One New Option A voluntary, one-time opportunity to exchange eligible stock options—those with strike prices substantially greater than our stock price—for fewer new ones with a lower strike price Textron Stock Option Exchange? Textron Stock Option Textron Stock Option Textron Stock Option

 A stock option is the right to purchase, at some future date, one share of stock at a preset price The preset price is the option’s “strike price” (also called the “exercise price”) The lower the option strike price (relative to the stock’s current market price), the higher the “in the money” value of the option 3 How do stock options work?

4 How does the Option Exchange Program work?

Option Exchange Window opens July 2, closes July 30 at 11:59 p.m. (ET); participation is completely voluntary July 2, eligible employees receive an email explaining how to access the Option Exchange Website and a separate email with the official Offer to Exchange documentation Website allows 24x7 access from any Internet-connected computer to: View eligible option grants See the estimated number of new options received in exchange for eligible options based on latest information Use the online “Breakeven Calculator” to aid decision-making Submit exchange elections 5 Window of Opportunity

Elections must be submitted correctly via the Option Exchange Website Eligible stock options may be exchanged on a grant-by-grant basis If you exchange, you receive new options covering fewer shares—with a lower strike price than those exchanged Final exchange ratio: The number of eligible options you must surrender for every one new option you receive (if you choose to exchange) Final exchange ratio is set July 30, 2010 after the market closes After 11:59 p.m. (ET) on July 30, 2010, all exchange elections final 6 Exchange Requirements

7 Individuals U.S. employees who hold eligible options and remain employed during the option exchange period Textron Board of Directors and executive officers are not eligible Eligible Options Options with strike prices that exceed the greater of: $38.00 The 52-week high trading price of Textron stock during the period prior to the program closing date (July 30, 2010) or 50% above the closing price of our common stock on program closing date Option Exchange Program Eligibility Requirements

8 Exchange ratio = the number of eligible options you must surrender for every one new option you receive (if you choose to exchange) Exchange ratio is calculated on a grant-by-grant basis daily Towers Watson calculating, using Black-Scholes option valuation model Ratio reflects 15% discount to balance shareholder interests and mitigate accounting expense As of June 2010, exchange ratios would range from approximately 2½ to 3½ eligible options for 1 new option, assuming a $20 stock price Exchange Ratio

New option strike price = Textron stock price at market close on July 30, 2010 Expiration date (remaining life) of new options = same as the exchanged eligible options Vesting requirements: Each new option vests according to the original vesting schedule of the exchanged option OR 12 months, whichever is longer Tax status of new options = nonqualified (regardless of whether eligible options were ISOs) Retirement or termination: Unvested new options cancel on the date of termination. New options do not continue vesting after retirement. 9 New Option Terms

10 What should you consider?

11 1. Exchange Ratio 2. Eligible Option Strike Price vs. New Option Strike Price 3. Future Textron Stock Performance: How well you expect Textron stock to perform by the time the options expire 4. Vesting Schedule: The minimum one year vesting for the new options All have implications; each warrants your consideration weighed along with your personal and financial circumstances. Option Exchange Program Key Variables to Consider

12 1. Exchange Ratio Remember, the Option Exchange Program is not a one-for-one trade As of June 2010, based on a stock price of around $20 per share, the exchange ratio can range from approximately 2½ to 3½ eligible options for 1 new option Exchange ratios are calculated and updated daily to reflect that day’s stock price Option Exchange Program What to Consider How many eligible options will you have to exchange and how many new options would you receive in return?

13 2. Option Strike Price New option strike price is lower than that of eligible options New options begin to have value as soon as Textron stock price rises above its closing price on July 30 (though you cannot exercise them until they vest) Depending on future performance of Textron stock, the new option’s strike price advantage will not always outweigh the value of having a greater number of eligible options (if not exchanged) Option Exchange Program What to Consider How do the strike prices of eligible options and new options compare?

14 3. Textron Stock Performance Future value of stock options depends on future Textron stock price At any point in time, when exercising an option, remember: Option “In the Money” Value = Textron Stock Price - Strike Price Some eligible option strike prices as high as $70/share; Textron stock is currently trading around $20/share Option Exchange Program What to Consider How do you expect Textron stock to perform between now and when the options expire?

15 Option Exchange Program What to Consider 4. Vesting Schedule New options received in the exchange have a minimum 12-month vesting period Any new options that have not vested before you leave the company cancel on the date of termination—regardless of the reason for termination. What are your near-term plans with the company?

16 How do all of these factors together influence decision-making?

Hypothetical Breakeven Example 17 How to Interpret: Do you believe Textron’s stock price will get above the breakeven point before the option expires? Hypothetical Assumptions Stock Price on Date of Exchange: $20/share Exchange Ratio: 2.8 old options for 1 new option

18 How do you make your Option Exchange elections?

The Option Exchange Website 19 On July 2, 2010, eligible employees will receive an email (from generalequity@textron.com) with an Internet address and user password to access the Option Exchange Website. During the open window, you have 24x7 access to the site from any computer with Internet access to make, modify, or withdraw your election.

20 Exchange ratios will be updated nightly to reflect that day’s closing stock price. The final exchange ratios will be set after market close on July 30, 2010. You can make changes any time up until the program closes at 11:59 p.m. (Eastern Time) July 30; at that time all elections are final. The Option Exchange Website

Lets you test hypothetical stock prices and see how they impact the value of your eligible options versus new options Helps you determine the stock price at which your eligible options would be worth the same as the new options (the breakeven point) 21 The Breakeven Calculator

As with any stock option or stock transaction, the Option Exchange Program is not risk-free There is potential risk in exchanging eligible options, as well as in keeping them It is up to you to determine whether to exchange none, some or all of your eligible option grants 22 Program Caveats

Next Steps and Key Dates 23 Questions? Contact Nate Walker, Stock Plan Lead, at 401.457.3570 Or email generalequity@textron.com

Important Legal Information The option exchange program has not commenced. Textron will file a Tender Offer Statement with the Securities and Exchange Commission (SEC) upon the commencement of the option exchange program. Textron stock option holders should read this document before participating in the program, as it will contain important information. Textron stock option holders will be able to obtain the written materials described above, and other documents filed with the SEC, free of charge from the SEC’s website at www.sec.gov. In addition, stock option holders may obtain free copies of the documents filed by Textron with the SEC on the company’s Web site at the investor relations page on www.textron.com. 24